
                                                                                Exhibit 12


                                       SOUTH JERSEY INDUSTRIES
                                  Calculation of Ratio of Earnings to
                               Fixed Charges (Before Federal Income Taxes)

                                            (In Thousands)

                                  1993         1992         1991         1990         1989
                               ----------   ----------   ----------   ----------   ----------

        Net Income *           $  15,158    $  15,319    $  11,905    $  11,841    $  13,868

        Federal Income Taxes       7,055        7,092        5,449        5,073        5,159

        Interest Charges          15,588       15,851       15,310       14,922       12,289
                               ----------   ----------   ----------   ----------   ----------

        Total Available        $  37,801    $  38,262    $  32,664    $  31,836    $  31,316
                               ==========   ==========   ==========   ==========   ==========



        Total Available           2.43x        2.41x        2.13x        2.13x        2.55x
        --------------
        Interest Charges




        *  Net Income before Preferred Stock Dividend and before Cumulative Effect of a Change in Accounting Principle.
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